Exhibit 15

November 2, 1998




Idaho Power Company
Boise, Idaho


We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Idaho Power Company and subsidiaries for the periods ended September 30, 1998 and 1997, as indicated in our report dated November 2, 1998; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 1998, is incorporated by reference in Idaho Power Company's Registration Statement
No. 33-51215 on Form S-3, and IDACORP, Inc.'s Registration
Statement Nos. 33-56071 and 333-65157 on Form S-8,
Registration Statement No. 333-48031 on Form S-4, and
Registration Statement Nos. 333-00139 and 333-64737 on Form
S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the aforementioned registration statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.






DELOITTE & TOUCHE LLP
Boise, Idaho